UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 20, 2010

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On April 20, 2010, The First Marblehead Corporation (“FMC”) and its wholly-owned subsidiary, First Marblehead Education Resources, Inc. (“FMER”), entered into a loan program agreement (the “Agreement”) with SunTrust Bank (“SunTrust Bank”). The Agreement relates to a school-certified private education loan program (the “Program”) to be funded by SunTrust Bank upon the satisfaction of conditions set forth in the Agreement, as further described herein.

Services and Fees.  Upon effectiveness of the Agreement, FMC and FMER will perform loan processing services, program support and portfolio management services, program administration services and production support services pursuant to the Agreement.  FMC will also manage the servicing of Program loans by the Pennsylvania Higher Education Assistance Agency (“PHEAA”). FMC and FMER will generally provide services on a fee-for-service basis, although FMC will also be entitled to a portion of the yield generated by the portfolio of Program loans in connection with certain administration services and for providing the credit enhancement described below.

Credit Enhancement. FMC will provide credit enhancement in connection with the Program by funding an account (the “Participation Account”), up to a specified dollar limit (the “Participation Cap”), to serve as a first-loss reserve for defaulted Program loans. The Program loans will not be guaranteed by a third party guarantor. FMC will provide an initial deposit into the Participation Account prior to the commencement of its loan processing services, and supplementary deposits into such account on a quarterly basis during the term of the Agreement based on disbursed Program loan volume and adjustments to default projections for Program loans. FMC will not be required to provide any credit enhancement in excess of the Participation Cap.

SunTrust Bank will withdraw on a monthly basis from the Participation Account, to the extent of available funds, the outstanding principal and accrued interest balance of each Program loan that becomes more than 180 days past due (each, a “Charged Off Loan”).  SunTrust Bank will then assign the Charged Off Loan to FMC (or its affiliate designee) for collection activity.  After the payment to SunTrust Bank with respect to any Charged Off Loan, and after SunTrust Bank’s assignment of such loan to FMC (or its affiliate designee), recoveries on all assigned Charged Off Loans will be deposited into the Participation Account.

FMC will be entitled to withdraw amounts from the Participation Account on a monthly basis beginning 48 months after the Effective Date (as defined below), to the extent that funds in the Participation Account as of the end of any month, as a percentage of loan volume outstanding to SunTrust Bank as of the end of such month, exceed two times the projected default rate.

Term and Termination. The services to be provided by FMC and FMER will begin on the Effective Date and continue through the earlier of two years from the Effective Date or the date on which the Participation Cap is reached, unless earlier terminated for cause. Notwithstanding any expiration or termination of the Agreement, the program administration services and the program support services will generally be provided for the life of the Program loan portfolio.

Right of First Refusal. If SunTrust Bank seeks or offers to sell, transfer, or assign Program loans to any third person, SunTrust Bank will notify FMC of any such proposed sale, transfer, or assignment, and invite FMC to participate as a potential purchaser in any related bid process. If SunTrust Bank receives any bona fide third-party written offer to purchase such loans outside of a bid process initiated by SunTrust Bank (“Third-Party Offer”), SunTrust Bank will, prior to accepting any Third-Party Offer, provide a copy of such Third Party Offer to FMC, and FMC will have the right to purchase such loans on the terms of the Third-Party Offer.

Effective Date.  The effectiveness of the Agreement is conditioned upon, among other things, the following (collectively, the “Effectiveness Conditions”):

•                  Execution of a servicing agreement satisfactory to SunTrust Bank, FMC and PHEAA;

•                  SunTrust Bank’s written approval of the internet-based loan application system to be used by FMER, including processes for complying with applicable law;

•                  The parties’ final approval of the guidelines relating to the Program;

•                  The formation of an FMC-sponsored trust to hold Charged Off Loans;

•                  Execution of an account control agreement governing the administration of the Participation Account;

•                  SunTrust Bank’s written approval of the FMC-created and managed website relating to the Program; and

•                  Execution of an addendum to an agreement between SunTrust Bank and a consumer reporting agency relating to consumer reporting and ancillary services in connection with the Program.

Upon the satisfaction or waiver of every Effectiveness Condition, the parties will establish the effective date (“Effective Date”) of the Agreement in a writing signed by all parties. Until the Effective Date, no party will have any of the rights or obligations set forth in the Agreement, with specified exceptions relating to, among other things, confidentiality. If the Effectiveness Conditions are not satisfied or waived prior to September 1, 2010, the Agreement may be automatically terminated by any party on such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: April 23, 2010	By:	/s/ Kenneth Klipper
Kenneth Klipper Chief Financial Officer